Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Bellring Brands, Inc. of our report dated November 22, 2019 relating to the financial statement of BellRing Brands, Inc., which appears in BellRing Brands, Inc.’s Annual Report on Form 10-K for the year ended September 30, 2019.

/s/PricewaterhouseCoopers LLP
St. Louis, Missouri

March 30, 2020